Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Banco Santander, S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.147% Senior Non Preferred Fixed Rate Notes due 2025	457(r)	$1,750,000,000	100.000%	$1,750,000,000	$92.70 per $1,000,000(2)	$162,225
Fees to Be Paid	Debt	5.294% Senior Non Preferred Fixed Rate Notes due 2027	457(r)	$1,750,000,000	100.000%	$1,750,000,000	$92.70 per $1,000,000(2)	$162,225
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$3,500,000,000		$324,450
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$324,450
(1)	Calculated in accordance with Rule 457(r) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).
(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.